Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR JANUARY 2020

Dallas, Texas, January 3, 2020 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.303290 per unit, payable on January 29, 2020, to unit holders of record on January 15, 2020. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for October 2019 and the gas production for September 2019. Preliminary production volumes are approximately 69,962 barrels of oil and 686,120 Mcf of gas. Preliminary prices are approximately $54.09 per barrel of oil and $1.94 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	69,962	686,120	$54.09	$1.94
Prior Month	44,903	545,490	$55.09	$1.70

Revenues are only distributed after they are received, verified and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of December, approximately $1,088,182 of revenue received will be posted in the following month of January in addition to normal receipts during January. Since the close of business in December and prior to this press release, approximately $1,942,100 in revenue has been received.

Approximately $142,000 for 2019 Ad Valorem taxes was deducted from this month’s distribution as compared to $355,000 this time last year. These payments are normal expenditures at this time of year.

The 2019 tax information packets are expected to begin mailing directly to unitholders in early March 2020. A copy of Sabine’s 2019 tax information booklet will be posted on Sabine’s website by March 1, 2020. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2019 tax information by February 24, 2020.

The 2018 Annual Report with Form 10-K with the January 1, 2019 Reserve Summary and current 2019 quarterly reports are now available on Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839